Exhibit 99.2

TEL 713.627.7474 FAX 713.626.3650 5151 San Felipe, Suite 800 Houston, Texas 77056 www.txpetrochem.com

FOR IMMEDIATE RELEASE

TPC GROUP ANNOUNCES SHARE REPURCHASE PROGRAM

HOUSTON (Thursday, March 3, 2011) – TPC Group Inc. (NASDAQ:TPCG) announced today that its Board of Directors has approved a stock repurchase program that authorizes the Company to purchase up to $30 million in shares of its common stock.

Charlie Shaver, TPC Group President and CEO, said, “This stock repurchase plan reflects our confidence in both the fundamentals of our markets and management’s business plan. We believe this combination is supportive of free cash flow that we can return to shareholders in a variety of ways. Initiating a share repurchase program along with our current review of long-term capital demonstrates the Company’s approach to the balanced use of cash.”

The purchases of common stock will be executed periodically as market and business conditions warrant in the open market or in privately negotiated transactions as permitted by securities laws. Stock purchased under the plan will be retired. The stock repurchase program does not obligate the Company to repurchase any dollar amount or number of shares of common stock, and the timing and amount of any stock repurchased under the program will depend on market conditions, stock price, corporate and regulatory requirements, capital availability and other factors, such as financial covenants and rating considerations. The stock repurchase program does not have an expiration date and may be limited or terminated at any time by the Board of Directors without prior notice.

About TPC Group

TPC Group Inc. is a leading producer of value-added products derived from niche petrochemical raw materials such as C4 hydrocarbons. The Company sells its products into a wide range of performance, specialty and intermediate markets, including synthetic rubber, fuels, lubricant additives, plastics and surfactants. Headquartered in Houston, Texas, and with an operating history of over 68 years, the Company has manufacturing facilities in the industrial corridor adjacent to the Houston Ship Channel, Port Neches and Baytown, Texas and operates a product terminal in Lake Charles, Louisiana. For more information, visit the Company’s website at http://www.tpcgrp.com.

Investor Relations

Contact:	Scott Phipps
Email:	scott.phipps@tpcgrp.com
Phone:	713-475-5294

Contact:	Miguel Desdin
Email:	miguel.desdin@tpcgrp.com
Phone:	713-627-7474

Media Relations

Contact:	Sara Cronin
Email:	sara.cronin@tpcgrp.com
Phone:	713-627-7474

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